Exhibit 99.1

CSP Inc. Mourns Passing of Chairman & CEO Alexander R. Lupinetti

MODCOMP President Victor Dellovo Appointed Interim President and CEO of CSP Inc.

BILLERICA, MA, August 20, 2012 - CSP Inc. (NASDAQ: CSPI) today announced with great sorrow the sudden passing of Chairman, President and Chief Executive Officer Alexander R. Lupinetti, 67. Victor Dellovo, 43, president of the Company's Modcomp subsidiary, has been appointed by the Board of Directors as CSP's Interim President and CEO. The Board has not yet appointed a successor Chairman.

Alex Lupinetti had been Chief Executive Officer and President of CSP Inc. since October 1996. He had also been a Director of the Company since that time, and had served as Chairman since January 1998.

“During his 16 years as CSP's president and CEO, Alex transformed CSP from a single-product organization to a much larger company with wide-ranging sales opportunities and the potential for accelerated profitable growth,” said CSP Director C. Shelton James. “We are forever indebted to Alex for his commitment and dedication to CSP. The Board of Directors and everyone at CSP offer our condolences to Alex's family and friends.”

“We are fortunate to have Vic Dellovo available to step in as our Interim President and CEO,” said James “Vic is an exceptional talent whose technical expertise and vision have been instrumental to the success of CSP's Service and Systems Integration segment. His knowledge of the Company and proven leadership abilities make him the ideal choice to become Interim President and CEO at this time.”

Dellovo was promoted to president of Worldwide Operations of Modcomp in September 2010. Since then he has driven the Service and Systems Integration segment's strategy expansion into higher-margin consulting as well as solutions and managed services. He also was responsible for spearheading the Company's successful acquisition of Miami, Florida-based R2 Technology Inc. He joined Modcomp as president of the Service and Systems Integration segment in 2003 following the acquisition of Technisource Hardware Inc., a company he co-founded in 1997. Mr. Dellovo holds a Bachelor of Science degree in Electrical Engineering from the University of Massachusetts-Lowell.

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP's Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The Company's MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment was founded in 1970, and has offices in the U.S., U.K. and Germany. Modcomp provides solutions and services for complex IT environments including storage and servers, unified communications solutions, IT security solutions and consulting services. More information about CSP is available on the company's website at www.cspi.com.

To learn more about MODCOMP, Inc., consult www.modcomp.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, Victor Dellovo's appointment as Interim President and CEO of CSP Inc, and his success in that role. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

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